Exhibit F-2(c)

October 26, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

With respect to (1) the Application-Declaration ("Application-Declaration") on Form U-1, as amended (File No. 70-10086), filed by Entergy Louisiana, Inc. ("Company") with the Securities and Exchange Commission ("Commission") under the Public Utility Holding Company Act of 1935, as amended, contemplating, among other things, the issuance and sale by the Company of one or more new series of the Company's First Mortgage Bonds; (2) the Commission's orders dated December 29, 2003 and January 8, 2004 ("Orders") permitting the Application-Declaration, as amended, to become effective with respect to the issuance and sale of said First Mortgage Bonds; and (3) the issuance and sale by the Company on October 19, 2004 of $115,000,000 in aggregate principal amount of its First Mortgage Bonds, 5.09% Series due November 1, 2014 (the "Bonds"), we advise you that in our opinion:

(a) the Company is a corporation duly organized and validly existing under the laws of the State of Louisiana;

(b) the issuance and sale of the Bonds have been consummated in accordance with the Application-Declaration, as amended, and the Orders;

(c) all state laws that relate or are applicable to the issuance and sale of the Bonds (other than so-called "blue sky" or similar laws, upon which we do not express an opinion) have been complied with;

(d) the Bonds are valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law); and

(e) the consummation of the issuance and sale of the Bonds has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

This opinion is limited to the laws of the States of New York and Louisiana and the federal laws of the United States of America. In giving this opinion, we have relied, as to all matters governed by the laws of Louisiana, upon the opinion of Dawn A. Abuso, Esq., Senior Counsel - Corporate and Securities of Entergy Services, Inc., counsel for the Company, which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

Our consent is hereby given to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP